                              EMPLOYMENT AGREEMENT


     AGREEMENT, dated as of May 31, 1995, between Ticketmaster- Southern California, Inc., a California Corporation (the "Company"), and Claire Rothman, an individual ("Executive").

                              W I T N E S S E T H:

     WHEREAS, the Company is desirous of employing Executive, and Executive is desirous of being employed by the Company, on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. The following terms shall have the indicated meanings when used in this Agreement, unless the context requires otherwise:

          (a) "BASE SALARY AMOUNT" shall mean $300,000 during the first Contract Year, $315,000 during the second Contract Year and $330,000 during the third Contract Year.

          (b) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

          (c)  "CAUSE" shall have the meaning ascribed to that term in Section
     7.

          (d) "COMMON STOCK" shall mean the Common Stock, no par value, of the Company.

          (e) "CONSULTING PERIOD" shall have the meaning ascribed to that term in Section 9(a).

          (f) "CONTRACT YEAR" shall mean each year during the term hereof commencing on June 1 and ending on the immediately following May 31.

          (g)  "CUSTOMER" shall have the meaning ascribed to that term in
     Section 9(d).

          (h)  "DISABILITY" shall have the meaning ascribed to that term in
     Section 6(a).

          (i) "DISABILITY PERIOD" shall have the meaning ascribed to that term in Section 6(a).

          (j) "PROPRIETARY INFORMATION OF THE COMPANY" shall have the meaning ascribed to that term in Section 10(a).

          (k) "TICKETMASTER BUSINESSES" shall have the meaning ascribed to that term in Section 9(b).

     2. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions set forth herein.

     3. TERM OF EMPLOYMENT. The term of employment hereunder shall be for a period of three (3) years commencing on June 1, 1995 and ending on May 31, 1998, subject to early termination as herein provided. Notwithstanding anything to the contrary hereinabove, Executive may terminate her employment at any time upon reasonable notice to the Chief Executive Officer of the Company and receive her Base Salary and minimum Annual Performance Bonus for the lesser of one (1) year or the time remaining until the scheduled expiration date of this Agreement. In the event Executive exercises this right, she will not be required to mitigate any costs to the Company arising therefrom.

     4. POSITION AND DUTIES. Executive shall serve as the Vice President and General Manager of the Western Region of the Company. Additionally, the Executive shall serve as Senior Vice President of Community Affairs of the Company pursuant to which she shall oversee all charitable and foundation activities of the Company and report directly to the Chief Executive Officer of Ticketmaster Corporation. Subject to the authority of the Board of Directors and the Chief Executive Officer of the Company, the Executive shall have all of the powers and duties incident to the office of Vice President and General Manager of the Western Region and such other powers and duties as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer of the Company (consistent with the duties of senior management of the Company). Executive agrees to serve without further compensation, if elected or appointed thereto, as an officer or a director of any of the Company's domestic and foreign subsidiaries and affiliates.
During Executive's employment by the Company, she will be entitled to indemnification as an officer of the Company (and, if so elected, as an officer or director of any of the Company's domestic and foreign subsidiaries or affiliates) in the manner provided by the Illinois Business Corporation Act of 1983, as amended.

     5. EXCLUSIVE DUTIES. During Executive's employment by the Company, Executive shall devote her entire working time, attention and energies to the business of the Company and will not take any actions of the kind described in Sections 9(b), 9(c) and 9(d). Provided, however, Executive may consult with her immediately preceding employer, from time to time, so long as such consultation does not interfere with the performance of her duties to the Company.

     6.   COMPENSATION AND OTHER BENEFITS.

          (a) BASE SALARY. During each Contract Year of the term hereof, the Company shall pay to Executive the Base Salary Amount. The Base Salary Amount shall be paid to Executive in accordance with the Company's regular payroll practices with respect to senior management compensation. Provided, however, during the first six (6) months of the first Contract Year hereof, Company shall defer $110,000 of Executive's Base Salary and establish a "rabbi trust", or similar entity as agreed upon between the Company and Executive (the "Trust"), to which such amounts shall be contributed, and during the remainder of the term of this Agreement, an amount equal to ten percent (10%) of Executive's Base Salary and Annual Performance Bonuses shall be contributed by the Company into the Trust.

          In the event that Executive shall become disabled as a result of bodily injury or physical or mental illness (whether or not occupational) to such extent that in the sole opinion of the Board of Directors, based upon competent medical advice, she can no longer perform the duties of Vice President and General Manager of the Western Region of the Company and/or Senior Vice President Community Affairs of the Company for a period of 120 days or more during any consecutive twelve (12) month period (a "Disability"), the Company shall only be obligated to continue to pay the Base Salary Amount to Executive for the 120-day period immediately following the date of Disability (the "Disability Period"). The right to receive salary payments during the Disability Period, if applicable, shall survive any termination of employment by virtue of Disability pursuant to
     Section 7.

          (b) ANNUAL PERFORMANCE BONUSES. During each Contract Year, the Company shall pay Executive such annual performance bonus as determined by the Chief Executive Officer, in his sole discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Chief Executive Officer deems relevant, including, without limitation, the operating results for the Company during such Contract Year, the importance of the efforts of Executive in achieving such operating results and the achievement by the Company and/or Executive of performance goals previously established by the Chief Executive Officer of the Company for such Contract Year; provided, however, that: in no event shall the bonus for the first Contract Year of the term hereof be less than $30,000.00; the bonus for the second Contract Year be less than $35,000; and the bonus for the third Contract Year be less than $40,000, all with respect to a full Contract Year or a pro rata portion of the applicable amount for a partial Contract Year.

          (c) EXPENSES. Executive shall be entitled to receive prompt reimbursement from the Company for all documented business expenses (including dues for memberships in civic organizations) incurred by her in the performance of her duties hereunder, provided that Executive properly accounts therefor in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably requested by the Company. While traveling on Company business, Executive shall be entitled to transportation and accommodations consistent with other senior executives of the Company (e.g., first class airfare for trips of more than 1-2 hours).

          (d) FRINGE BENEFITS. During the term hereof, Executive shall be entitled to receive the following benefits (consistent with the general availability of such benefits to other senior management of the Company):
     (i) participation in the Company's standard medical, dental, life and disability insurance plans (in accordance with the terms of said plans),
     (ii) participation in the Company's ExecuCare insurance plan consistent with participation in said plan by other senior management of the Company, and (iii) participation in the Company's IRS Section 401(k) plan (in accordance with the terms of said plan). Additionally, during the term hereof, Executive shall be entitled to receive an automobile allowance in the amount of $6300 per year, payable monthly, in advance and reimbursement for insurance, gasoline and similar documented automobile expenses.

          (e) INSURANCE. The Company agrees to maintain in effect during the term hereof insurance on Executive's life payable to hers estate or hers named beneficiary or beneficiaries in the amount of $1,000,000; provided, however, that Executive shall reimburse the Company for any and all premiums paid by the Company with respect to such insurance in excess of the preferred or select premium rate for non-smokers. In addition, so long as Executive is insurable at standard insurable rates (which rates shall in no event increase during any Contract Year by a percentage greater than the percentage increase in the consumer price index for all urban workers (1967=100) over the indexed figure for the immediately preceding Contract Year, in each case measured as of the month of February), the Company agrees to also maintain in effect during the term hereof a disability insurance policy of the type currently maintained by the Company for other senior executives of the Company; provided, however, that in the event Executive is not insurable at such standard insurable rates, the Company will nevertheless maintain such disability insurance policy (if available) so long as Executive pays the difference in premium.

          (f) VACATIONS. During the term hereof, Executive shall be entitled to sick leave and paid holidays consistent with the Company's sick leave and holiday policy for senior management and up to three (3) weeks paid vacation during each Contract Year (or such other vacation time as is consistent with the Company's policy for senior management).

          (g) STOCK OPTIONS. In the event that the Company shall issue its Common Stock in an initial public offering during the term hereof, then Executive shall be entitled to receive such stock options to purchase said Common Stock in such amounts and at such values as are determined by the Chief Executive Officer of the Company, in his sole discretion, taking into account the issuance of similar options, if any, granted to other senior management of the Company.

     7. TERMINATION. The Company or Executive may terminate the employment of Executive hereunder upon the occurrence of a Disability (as defined in Section 6(a)) for a period of no less than 120 days during any consecutive twelve-month period. The Company may also terminate the employment of Executive hereunder upon Executive's death or for Cause. For purposes hereof, "Cause" shall mean
(i) fraud, theft, misappropriation of funds or conviction of a felony, (ii) Executive's engagement in illegal conduct tending to place Executive or the Company in disrepute, (iii) dereliction or gross misconduct in Executive's performance of her duties as an employee of the Company or the failure of Executive to perform her duties in a manner consistent with the instructions of the Board of Directors or the Chief Executive Officer of the Company (consistent with the duties of senior management of the Company) or (iv) violation by Executive of any of her material covenants contained in this Agreement, including, without limitation, Section 10. Notwithstanding the foregoing, before the Company may terminate the employment of Executive for Cause, the Company shall deliver to Executive not less than ten business days prior written notice of the Company's intention to terminate Executive's employment together with a statement of the basis for such termination, and Executive shall be afforded (i) an opportunity to respond to the Company during such ten-business day period and (ii) in the event that the basis for such termination is clause
(iii) or (iv) above, and the situation resulting in the Company's determination to terminate for cause is non-repetitive in nature, the right to remedy such situation so that such termination is no longer effective. Upon the termination of Executive's employment by the Company for any reason, Executive shall be entitled to receive all compensation for the then current Contract Year through the date of such termination plus all accrued but unreimbursed expenses. In addition, upon the termination of Executive's employment for any reason other than for or by virtue of Cause, death, disability or Executive's voluntary termination of employment, the Company shall continue to be responsible for the payment of the Base Salary Amount for the remainder of the term hereof; provided, however, that Executive shall have a duty to mitigate commencing on the first anniversary of the date of termination; and, further provided that Executive shall perform her covenants, duties and obligations under Sections 9(b), 9(c) and 9(d) during the remainder of the term hereof. Termination of Executive's employment for any reason whatsoever shall not affect Executive's ability to exercise stock options that have vested prior to the date of termination.

     8. DEVELOPMENTAL RIGHTS. Executive agrees that any developments by way of invention, design, copyright, trademark or other matters which may be written, developed, or perfected by her during the term hereof, and which relate to the business of the Company or its subsidiaries or affiliates, shall be the property of the Company without any interest therein by Executive, and she will, at the request and expense of the Company, apply for and prosecute letters patent thereon in the United States or in foreign countries, and any renewals thereof, if the Company so requests, and will assign and transfer the same to the Company together with any letters patent, copyrights, trademarks or other ownership rights therein or applications therefor or renewals thereof and any revenues or rights to revenues arising therefrom; provided, however, that the foregoing shall not apply to an invention that Executive develops entirely on her own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

          (a) relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

          (b)  result from any work performed by Executive for the Company.

     9.   CONSULTING.

          (a) CONSULTING SERVICES. During the two-year period commencing immediately upon the termination of Executive's employment for any reason (other than Executive's death) (the "Consulting Period"), Executive shall be available for consultation with the Company and its subsidiaries and affiliates concerning their general operations and the industries in which they engage in business. In addition, during the Consulting Period, consultant will aid, assist and consult with the Company and its subsidiaries and affiliates with respect to their dealings with clients and the enhancement of their recognition and reputation. During the Consulting Period, Executive shall devote such time and energies to the affairs of the Company as may be reasonably required to carry out her duties hereunder without jeopardizing Executive's then full-time, non-Ticketmaster Business employment opportunities; provided, however, that Executive shall not be obligated to devote more than 50 hours per year to the performance of such duties hereunder. In consideration of Executive's consulting services, and in consideration of Executive's covenants contained in this Section 9, the Company shall pay to Executive $20,000 during each full year of the Consulting Period, payable in equal monthly installments. The Company further agrees to reimburse Executive for all reasonable and necessary business expenses incurred by Executive in the performance of her consulting services in accordance with the Company's reimbursement policy, including, without limitation, the submission of supporting evidence as reasonably required by the Company. Provided, however, in the event that the Executive exercises her rights to voluntarily terminate this Agreement pursuant to Section 3 hereof, then she shall receive the compensation noted in said Section in lieu of all compensation set forth in this Section 9.

          (b) COVENANT NOT TO COMPETE. During the Consulting Period, Executive shall not, without the prior written consent of the Company, directly or indirectly engage in or assist any activity which is the same as, similar to or competitive with the Ticketmaster Businesses (other than on behalf of the Company or any of its subsidiaries or affiliates) including, without limitation, whether such engagement or assistance is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, anywhere in the world that the Company or any of its subsidiaries or affiliates has been engaged, including, without limitation, the United States, Canada, Mexico, England, Ireland, Scotland, Europe and Australia. Nothing herein shall limit Executive's ability to own interests in, advise, consult with, be employed by or perform management services for entities which sell tickets as an incidental part of their primary businesses (e.g. cable networks, on-line computer services, sport teams, arenas, hotels, cruise lines, theatrical and movie productions and the like) and which do not hold themselves out generally as competitors of the Company and its subsidiaries and affiliates. The "Ticketmaster Businesses" shall mean the computerized sale of tickets for sporting, theatrical, cinematic, live theatrical, musical or any other events on behalf of various venues and promoters through distribution channels currently being utilized by the Company or any of its subsidiaries or affiliates (as such term is defined in Rule 405 of Regulation C promulgated under the Securities Act of 1933, as amended).

          (c) SOLICITATION OF EMPLOYEES. During the Consulting Period, Executive shall not (i) directly or indirectly induce or attempt to induce (regardless of who initiates the contact) any person then employed (whether part-time or full-time) by the Company or any of its subsidiaries or affiliates, whether as an officer, employee, consultant, adviser or independent contractor, to leave the employ of the Company or to cease providing or otherwise alter the services then provided to the Company or to any of its subsidiaries or affiliates or (ii) in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser or independent contractor in connection with the operation of any business which is the same as or similar to any of the Ticketmaster Businesses.

          (d) NON-SOLICITATION OF CUSTOMERS. During the Consulting Period, Executive shall not solicit any Customers of the Company or any of its subsidiaries or affiliates or encourage (regardless of who initiates the contact) any such Customers to use the facilities or services of any Competitor of the Company or any of its subsidiaries or affiliates. "Customer" shall mean any person who engages the Company or any of its subsidiaries or affiliates to sell, on its behalf as agent, tickets to the public.

     10. CONFIDENTIALITY. Executive shall not at any time (during or for a period of sixty (60) months after termination of employment) disclose (except as may be required by law) or use, except in the pursuit of the business of the Company or any of its subsidiaries or affiliates, any Proprietary Information of the Company. "Proprietary Information of the Company" means all information known or intended to be known only to employees of the Company or any of its subsidiaries or affiliates in a confidential relationship with the Company or any of its subsidiaries or affiliates relating to technical matters pertaining to the business of the Company or any of its subsidiaries or affiliates, but shall not include any information within the public domain. Executive agrees not to remove any documents, records or other information from the premises of the Company or any of its subsidiaries or affiliates containing any such proprietary information, except in the pursuit of the business of the Company or any of its subsidiaries or affiliates, and acknowledges that such documents, records and other information are the exclusive property of the Company or its subsidiaries or affiliates. Upon termination of Executive's employment, Executive shall immediately return all Proprietary Information of the Company and all copies thereof to the Company.

     11.  GENERAL PROVISIONS.

          (a) EXPENSES. All costs and expenses incurred by either of the parties in connection with this Agreement and any transactions contemplated hereby shall be paid by that party.

          (b) NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(b)):

                    (i)  If to the Company:

                         Ticketmaster-Southern California, Inc.
                         3701 Wilshire Boulevard
                         7th Floor
                         Los Angeles, California   90010
                         Attention:  Chief Executive Officer
                         Telecopy No.:  (213) 382-1146

                         With a copy to:

                         Neal Gerber & Eisenberg
                         Two North LaSalle Street
                         Chicago, Illinois  60602
                         Attention:  Charles Evans Gerber
                         Telecopy No.:  (312) 269-8000

                    (ii) If to Executive:

                         Claire Rothman
                         _________________________
                         _________________________
                         Telecopy No.: (____) ___________

          (c) HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (d) SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, executors, administrators, successors and personal or legal representatives. If Executive is domiciled in a community property state or a state that has adopted the Uniform Marital Property Act or equivalent or if Executive is domiciled in a state that grants to her spouse any other marital rights in Executive's assets (including, without limitation, dower rights or a right to elect against Executive's will or to claim a forced share of Executive's estate), this Agreement shall also inure to the benefit of, and shall also be binding upon, her spouse. If Executive should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's designee or, if there be no such designee, to Executive's heirs, devisees, legatees or executors or administrators of Executive's estate, as appropriate.

          (e) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (f) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the Company and Executive with respect to the subject matter hereof and thereof.

          (g) ASSIGNMENT. This Agreement and the rights and duties hereunder are not assignable by Executive. This Agreement and the rights and duties hereunder may not be assigned by the Company without the express written consent of Executive (which consent may be granted or withheld in the sole discretion of Executive), except that such consent shall not be required in order for the Company to assign this Agreement or the rights or duties hereunder to an operating affiliate (as such term is defined in Section 9(b)) of the Company or to a third party in connection with the merger or consolidation of the Company with, or the sale of all or substantially all of the assets or business of the Company to, that third party.

          (h) AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Company and Executive. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party or (b) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

          (i) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, applicable to contracts executed in and to be performed entirely within that state.

          (j) JURISDICTION AND VENUE. The parties hereto agree that all actions or proceedings initiated by either party hereto and arising directly or indirectly out of this Agreement which are brought pursuant to judicial proceedings shall be litigated in a Federal or state court located in the State of California. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address to which notices are to be sent pursuant to Section 11(b) of this Agreement. The parties hereto waive any claim that a Federal or state court located in the State of California is an inconvenient forum or an improper forum based on lack of venue.

          (k) EQUITABLE RELIEF. Executive acknowledges that the covenants contained in Sections 9 and 10 are reasonable and necessary to protect the legitimate interests of the Company, that in the absence of such covenants the Company would not have entered into this Agreement, that any breach or threatened breach of such covenants will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, the Executive agrees that the Company, in addition to any other rights or remedies which it may have, shall be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Executive from any breach or threatened breach of such covenants.

          (l) ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

          (m) COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date and year first written above.

                                       TICKETMASTER-SOUTHERN CALIFORNIA, INC.

                                       By:  _____________________________

                                       Title:  __________________________


                                       ___________________________________
                                       Claire Rothman, an individual